Exhibit 10.49
September 12, 2011
RB, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662
Gentlemen:
The President and Chief Executive Officer of Kid Brands, Inc. (the “Company”) has recently resigned. The Company is entering into this agreement with RB, Inc. at the direction of the Company’s Board of Directors in order that the Company may be provided with the services of Raphael Benaroya, an employee of RB, Inc., to serve as interim Executive Chairman of the Company with the duties of chief executive of the Company. The Board would find the service of Mr. Benaroya in this capacity to be very valuable to the Company because of his knowledge of the Company’s operations and finances due to his many years as a director of the Company and his prior service as Executive Chairman. You agree to provide the services of Mr. Benaroya as set forth herein and cause him to devote substantially full time to these duties.
This agreement will be effective, and Mr. Benaroya’s services shall commence, immediately upon acceptance of this letter. This agreement shall be for a period through December 31, 2011, but Mr. Benaroya’s appointment as interim Executive Chairman shall expire earlier upon the appointment by the Board of a new chief executive officer or upon written notification by us to you which we would not expect to occur for a period of 90 days. In the event that a new chief executive officer is appointed, you agree to continue to provide the services of Mr. Benaroya to us in order to provide assistance during the transition through December 31, 2011.
RB, Inc. shall be paid $300,000 as total compensation for providing the services set forth herein which will be paid in four equal installments on the last day of September, October, November and December 2011 and shall be payable notwithstanding our rescission of the appointment of Mr. Benaroya as Executive Chairman prior to December 31, 2011; provided, however, that if RB, Inc. terminates this agreement prior to December 31, 2011, the fee will be prorated to reflect the period of time prior to December 31, 2011 during which this agreement was in effect.
It is understood that Mr. Benaroya shall not be paid director fees for the period during which he is serving as Executive Chairman and he shall not be entitled to participate in any bonus program, employee benefit plan or other compensation arrangement whatsoever with the Company. RB, Inc. will be reimbursed for its reasonable expenses incurred for its services under this agreement.
This agreement shall be governed by the laws of New Jersey and may not be amended except by a written agreement entered into between RB, Inc. and the Company.

RB, Inc.	- 2 -	September 12, 2011
If RB, Inc. is in agreement with the terms hereof, please sign, and have Mr. Benaroya sign to acknowledge his agreement, and return the duplicate copy of the letter attached hereto.

Very truly yours,
/s/ Fred Horowitz
Fred Horowitz
Chairman, Compensation Committee of the Board of Directors

Agreed and accepted
this 12th day of September 2011
RB, Inc.
/s/ Raphael Benaroya

By:	Raphael Benaroya President
Agreed and accepted
this 12th day of September 2011
/s/ Raphael Benaroya
Raphael Benaroya